MEMC ELECTRONIC MATERIALS, INC.
STOCK OPTION GRANT AGREEMENT
2002 Service Option
for Nabeel Gareeb

THIS AGREEMENT is made as of the 26th day of March 2002, between MEMC Electronic Materials, Inc. (the "Company") and Nabeel Gareeb (the "Participant").

WHEREAS, the Company wishes to promote the interests of the Company and its shareholders by inducing Participant to accept the position of CEO and President of the Company and providing the Participant with an appropriate incentive to encourage him to continue in the employ of the Company and to improve the growth and profitability of the Company;

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, the parties hereto hereby agree as follows:

1. Grant of Options. The Company hereby grants to the Participant a NON-QUALIFIED STOCK OPTION (the "Option") with respect to 650,000 shares of Common Stock of the Company.

2. Grant Date. The Grant Date of the Option hereby granted is March 26, 2002.

3. Incorporation of Terms of the Plan. This option in NOT granted pursuant to the MEMC Electronic Materials, Inc. 2001 Equity Incentive Plan (the "Plan"), or under any other plan. However, solely for purposes of defining the terms used in this Agreement, and specifying the terms, conditions and restrictions of this Agreement, the terms, conditions and restrictions of the Plan are incorporated by reference and made a part hereof as if stated herein. If there is any conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan, as interpreted by the Committee appointed under the Plan, shall govern. All capitalized terms used herein shall have the meaning given to such terms in the Plan.

4.. Exercise Price. The exercise price of each share underlying the Option hereby granted is $1.50.

5. Vesting Date. The Option shall become vested and, subject to paragraph 7 below, shall become exercisable as follows:

The Option shall not become exercisable and will be forfeited if Participant does not become an employee of the Company on or before May 1, 2002. If Participant becomes an employee of the Company on or before May 1, 2002, the Option will become exercisable as follows:

On	The Option will be exercisable for the following percentage of the shares of Common Stock underlying the Option
April 8, 2003	25%
April 8, 2004	50%
April 8, 2005	75%
April 8, 2006	100%

Fractional shares shall be rounded down to the nearest whole share.

Notwithstanding the foregoing, unless the Committee determines otherwise at a later date, if within the two year period following a Change in Control the Participant's Employment is terminated by the Company or its Affiliate without Cause or by the Participant for Good Reason, one hundred percent (100%) of the Option held by such Participant shall become vested and exercisable immediately as of the effective date of the termination of such Participant's Employment. One hundred percent (100%) of the Option also shall become vested and exercisable immediately upon the death or Disability of the Participant.

In addition, subject to the execution and effectiveness of a general release and waiver of all claims against the Company, its Affiliates and their respective officers and directors in a form reasonably satisfactory to the Company and subject to Participant's compliance with the terms and conditions of any employment or other agreement between Participant and the Company, in the event that the Company terminates Participant's Employment without Cause prior to April 8, 2003, twenty-five percent (25%) of the Option shall become vested and exercisable.

6. Expiration Date. Subject to the provisions of the Plan, with respect to the Option or any portion thereof which has not become exercisable, the Option shall expire on the date the Participant's Employment is terminated for any reason, and with respect to the Option or any portion thereof which has become exercisable, the Option shall expire on the earlier of: (i) the commencement of business on the date the Participant's Employment is terminated for Cause; (ii) 90 days after the date the Participant's Employment is terminated for any reason other than Cause, death, Disability or Retirement; (iii) one year after the date of the Participant's Employment is terminated by reason of the Participant's death; (iv) one year after the date the Participant's Employment is terminated by reason of Disability or Retirement, provided, however, that if during such one year period following the termination of the Participant's Employment by reason of Disability or Retirement the Participant dies, the Participant's legal representative or beneficiary may exercise the Participant's Option(s), or any portion thereof, which have become exercisable on the date of the Participant's Employment is terminated for a period of one year from the date of the Participant's death; or (v) the 10th anniversary of the Grant Date.

7. Deferred Exercise. Notwithstanding any other provision of this Agreement to the contrary, the Option shall not be exercisable prior to March 26, 2011 to the extent MEMC's federal income tax deduction for the excess of the fair market value at the time of exercise of the Common Stock underlying the Option over the exercise price is precluded by Section 162(m) of the Internal Revenue Code.

8. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.

9. Limitation on Transfer. During the lifetime of the Participant, the Option shall be exercisable only by the Participant. The Option shall not be assignable or transferable other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, the Participant may request authorization from the Committee to assign his rights with respect to the Option granted herein to a trust or custodianship, the beneficiaries of which may include only the Participant, the Participant's spouse or the Participant's lineal descendants (by blood or adoption), and, if the Committee grants such authorization, the Participant may assign his rights accordingly. In the event of any such assignment, such trust or custodianship shall be subject to all the restrictions, obligations, and responsibilities as apply to the Participant under the Plan and this Stock Option Grant Agreement and shall be entitled to all the rights of the Participant under the Plan.

10. Integration. This Agreement, and the other documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein. This Agreement, including without limitation the Plan, supersedes all prior agreements and understandings between the parties with respect to its subject matter.

11. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to the provisions governing conflict of laws.

12. Participant Acknowledgment. The Participant acknowledges receipt of a copy of the Plan, and acknowledges that all decisions, determinations and interpretations of the Committee in respect of the Plan, this Agreement and the Option shall be final and conclusive.

MEMC ELECTRONIC MATERIALS, INC.

By: /s/ John Marren

Name: John Marren Title: Chairman of the Board
/s/ Nabeel Gareeb

Name: Nabeel Gareeb